Exhibit 10.12

Lease Agreement

Party A: Xingtai Longhai Steel Group Co. Ltd.
Party B: Longhai Steel Inc.

Party B will lease some portion of Party A’s property, plant and equipment; therefore both parties, on a friendly, free and fair basis, agree to the terms below:

1.

Area of lease agreement: the land, property located 125 meters start from the south wall of Longhai Group and 724 meters beginning from the east wall, with a total area of 90500 m2 and all wire making equipment contained therein.

2.	Lease term: the agreement will be effective for a period of 5 years, renewable at Party B’s discretion.

3.	Party B will have right to cease the agreement at any time with at least 30 days advance notice to Party A.

4.

Lease fees and payment: the annual lease fee is RMB14,000,000, payable in two installments every six months. The payment will be RMB7,000,000 per payment. The fees shall be paid before the 15th of each payment month, and the first payment should be made with 15 days of the effective date of this Lease Agreement.

5.	The rights and obligations of the parties:

a)	Party B will have all rights to utilize the lease object, Party A cannot intervene in Party B’s operations, Party B will guarantee Party A’s the security and integrity of the assets.

b)

If, due to Party B’s operational needs, Part A must modify or expand the facilities, Party B shall give at least 30 days advance notice to Party A. Party A shall be responsible for equipment modification fee. Party B shall be responsible for regular equipment maintenance fee.

c)	Party B shall be responsible for tax associated with the land’s usage.

d)

Party B should make all payments on time. If due to a shortage of cash flow, Party B needs to extend the payment, Party B shall notify Party A 10 days in advance. The extension shall not exceed 2 months.

e)	Party B’s water expenses Party A. Party B will pay other utilities directly based on its usage directly to the supplier.

f)	Party A should provide free security and after support service to Party B to ensure Party B’s asset’s security and quality operation.

g)	Party A should guarantee the gas supply for Party B. And Party B shall pay the expenses associated with the supply of gas.

h)	Party A shall issue an invoice to Party B one month from the day of the payment is to be received.

6.	Any other matters not expressly stated herein, both parties will, on and fair and free basis, execute supplemental agreements.

7.	This agreement will be made in two copies, and each party shall hold one copy.

8.	This agreement will become effective as soon as the facilities are operational and the company is listed on the NASDAQ stock exchange, which is anticipated to be no later than January 31, 2011.

Party A (Seller): Xingtai Longhai Steel Group Co. Ltd.

Party B (Purchaser): Longhai Steel Inc.